a
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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Marqeta, Inc.
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Board Leadership Transition

On May 6, 2024, Jason Gardner informed the Company’s Board of Directors (the “Board”) and the Company agreed that Mr. Gardner would step down from his position as Executive Chairman, effective June 13, 2024 (or, if later, the date of the Company’s 2024 Annual Meeting of Stockholders, the “Transition Date”). Mr. Gardner will continue to serve as a non-employee director on the Board. Mr. Gardner’s departure is not the result of any disagreement between Mr. Gardner and the Company or its management on any matter relating to the Company’s operations, policies, or practices.

In connection with Mr. Gardner’s departure, the Company and Mr. Gardner have entered into a Transition Agreement. Pursuant to the Transition Agreement:

•Mr. Gardner will continue to perform his normal duties as Executive Chairman until the Transition Date.
•Mr. Gardner will receive the balance of his pro-rated salary and target bonus as Executive Chairman for the current year.
•Mr. Gardner’s “Executive Chairman Long-Term Performance Awards” (as defined below) will terminate by their terms and be forfeited for no consideration.
•Mr. Gardner’s other outstanding stock option awards under the Company’s 2011 Equity Incentive Plan will remain in full force and effect by their terms.
•Mr. Gardner will be eligible to participate as a non-employee director in the Company’s Non-Employee Director Compensation Policy, except that he waives the right to an “Initial Award” as defined in such Policy.
•Mr. Gardner will be eligible to receive other specified benefits as a director of the Company.
•The Company will provide retiree benefits to Mr. Gardner and his covered spouse and dependents consisting of health, vision, and dental insurance until Mr. Gardner reaches age 65.
•Mr. Gardner waives any rights or benefits he may have under the Company’s Executive Severance Plan or any other severance or termination benefits.
•At each annual meeting of the Company’s stockholders at which Mr. Gardner’s term as a director expires, the Company agrees to nominate Mr. Gardner for election to the Board, as long as he continues to hold at least 20% voting power of the Company and continues to satisfy the other criteria set forth in the nominations provision of the Transition Agreement.
•Mr. Gardner will be invited to chair a new Payments Innovation Committee of the Board that will be formed.
•Mr. Gardner voluntarily converted a portion of his shares of Class B Common Stock into shares of Class A Common Stock, as further described below.

A copy of the Transition Agreement is attached as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 7, 2024 and is incorporated herein by reference.

Forfeiture of Executive Chairman Long-Term Performance Award

In April and May 2021, our Board granted stock options to Mr. Gardner providing for a maximum of 19,740,923 shares and 47,267 shares of our Class B common stock, subject to Mr. Gardner’s continued service as our chief executive officer or executive chairman of our Board (the “Executive Chairman Long-Term Performance Award”). As a result of Mr. Gardner’s election to step down as Executive Chairman, the Executive Chairman Long-Term Performance Award will be forfeited by its terms, effective as of June 13, 2024.

Under applicable accounting rules, the forfeiture is expected to result in a one-time reversal of stock-based compensation expenses of $157.8 million in the second quarter of 2024. The forfeiture of the Executive Chairman Long-Term Performance Award will reduce the potential dilution associated with this award and the Company will no longer be required to recognize the expense associated with the award over future fiscal quarters. Mr. Gardner received no payments, replacement equity awards, or benefits in connection with the forfeiture.

Independent Board Chair

On May 6, 2024, the Board appointed Jud Linville as independent Chairman of the Board effective as of the Transition Date.

Share Conversion

On May 6, 2024, Mr. Gardner elected to voluntarily convert 17.71 million outstanding shares of Class B common stock into shares of Class A common stock on a one-for-one basis, effective immediately, pursuant to Article IV.D.3(a) of the Company’s Amended and Restated Certificate of Incorporation. The Class B common stock is substantially the same as the Class A common stock except Class B common stock has ten votes per share whereas Class A common stock has one vote per share.

As a result of the voluntary conversions, Mr. Gardner will beneficially own effective voting power of approximately 40% as of May 6, 2024.